Mellon HBV Alternative Strategies LLC
                                 200 Park Avenue
                                   54th Floor
                               New York, NY 10166


                                                      November 9, 2006

The Board of Directors
Integral Systems, Inc.
5000 Philadelphia Way, Suite A
Lanham, MD 20706-4417

Attn: Mr. R. Doss McComas, Chairman

To the Board of Directors:

     As the largest shareholder of Integral Systems, we appreciate the demands lately being placed on the Company's Board of Directors. We respectfully request that the Board increase its size to seven members by adding at least one new independent director to assist in the oversight of the many items requiring Board attention these days. In light of the current corporate governance issues facing the Company, it is imperative that the Board do all that it can to continue to improve the independence and quality of its oversight.

     Our suggestion is that Mr. Alan Baldwin be added to the Board as its seventh member. As you recall, he had previously met with members of management earlier this year in connection with possibly joining the Board at that time. Mr. Baldwin is a seasoned public company executive and a veteran of public company boards. His military experience and prior private sector experience make him familiar with the markets and customers the Company serves. Mr. Baldwin's CV is attached. It is our understanding that Mr. Baldwin is available to serve immediately. We urge the Board to act on this as soon as possible.

                                   Very truly yours,

                                   MELLON HBV ALTERNATIVE STRATEGIES LLC



                                  By:    /s/ William F. Harley, III
                                     -------------------------------------------
                                       Name:     William F. Harley, III
                                       Title:    Chief Executive Officer

                                   BIOGRAPHY
                                 ALAN W. BALDWIN
                                January 23, 2006


Mr. Baldwin graduated from the U.S. Military Academy at West Point, NY in June 1959. Additionally he received his Master's degree in mechanical engineering and mathematics from the University of Alabama in 1963.

Mr. Baldwin spent 10 years in the US military at both the US Army's Redstone Arsenal, Alabama missile development center, and the US Air Force Space and Missile System Division in Los Angeles, California. While at Redstone he played a vital role in the early research and development of Laser guided missile and smart bomb technology for both the Army and subsequently the Air Force. While in the Air Force he managed a subsystems program office that provided booster-phase guidance & control and telemetry equipment and services for all Atlas and Titan space launches at Cape Kennedy in Florida and Vandenberg Air Force Base in California. These launches included all manned space launches for the NASA Gemini and Gemini Target programs leading up to the early Apollo moon exploration program, all classified Air Force satellite launches from Vandenberg AFB, and a number of other launches for communications, weather and space exploration satellites.

After leaving the military, Mr. Baldwin spent 10 years with TRW Electronics in Los Angeles managing a manufacturing plant specializing in producing high-reliability semiconductor products for the guidance and navigation systems for the Air Force's Minuteman and the Navy's Poseidon ICBM missile systems.

Since approximately 1980, Mr. Baldwin has been the CEO and/or President of several high-technology based companies manufacturing honeycomb and advanced composite materials for the aerospace and aircraft industries. These products are used extensively in missile and spacecraft applications, and very broadly in a large number of commercial, military and general aviation aircraft applications as well. Key customers included Boeing, AirBus, Vought, Northrop, Lockheed, Martin Marietta and numerous major subcontractors involved in the manufacture of engine nacelles, thrust reversers, flight control surfaces, fixed wing and wing-to-body panels, as well as countless interior and floor panels.

Most recently Mr. Baldwin joined Argosy International as President and Chief Operating Officer. Over the past 18 years Argosy International has developed extensive world-class sales & marketing capabilities and presence in Taiwan, China, Korea and South East Asia to be able to handle the sales and marketing requirements for a number of leading US and European manufacturers of advanced aerospace and aircraft composite materials. Argosy International has been an "ahead of the curve" leader in preparing for the major shift of commercial aircraft OEM and also maintenance, repair and overhaul (MRO) manufacturing activities that are taking place in the Pacific rim.